Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the closing date of the Company’s initial public offering (the “Effective Date”), by and between and Elauwit Connection, Inc. (the “Company”), having an address of 109 East 17th Street, Cheyenne, WY 82001, and Barry Rubens, having a mailing address of ### (“Executive”).

RECITALS

WHEREAS, the Company and Executive desire to establish an employment relationship and enter into this Agreement to describe the terms of such employment relationship and the obligations of the parties.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants contained herein, and the terms and conditions set forth below, the parties hereby agree as follows:

1.            Employment and Duties:

1.1      (a)      The Executive shall hold the title of Chief Executive Officer and shall in such capacity report directly to the Company’s Board of Directors (the “Board”). Executive shall perform such duties and functions as may be assigned to Executive from time to time by the Board. Such duties and responsibilities shall be commensurate with the duties and responsibilities of a Chief Executive Officer of a similarly sized company. Executive shall comply with all proper and reasonable directives and instructions of the Board. Executive agrees to travel to the extent reasonably necessary for the performance of his duties.

1.2            Executive shall devote his entire working time, attention, energy, skill and best efforts exclusively to the performance of the duties given to him by the Board in a manner that will faithfully and diligently further the Company’s business. Nothing herein shall preclude the Executive (i) from managing Executive’s passive personal investments; (ii) with prior written approval of the Company, from accepting appointment to, or continuing to serve on, any board of directors or trustees (and board committees) of any non-profit organization; or (iii) from participating in charitable, civic, educational, professional, community, or industry affairs; provided, further, that in each case, and in the aggregate, such activities do not, either directly or indirectly, conflict with or interfere with the performance of the Executive’s duties hereunder or violate his obligations under Section 4 of this Agreement.

2.            Term and Termination: The Company hereby employs Executive, and Executive hereby accepts such employment. This Agreement shall be effective from the Effective Date and shall remain in effect for a period of two (2) years, unless earlier terminated as set forth herein (the “Term”).

2.1            Termination Without Cause. The Company or the Executive may terminate this Agreement and Executive’s employment by the Company for any reason by giving the other not less than 30 days’ written notice thereof. If the Company or Executive terminates the employment of Executive Without Cause, (i) Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section) other than (A) Salary earned and unpaid under this Agreement prior to the Effective Date of the Termination, and (B) reimbursement for expenses incurred but not paid prior to the Effective Date of the Termination; and (C) any other benefits and incentives in which Executive is 100% vested; and (ii) this Agreement shall terminate upon the Effective Date of the Termination and Executive shall have no further rights hereunder, except that in the event the Company terminates Executive without Cause (as defined below) or if Executive resigns for Good Reason (as defined below), Executive will be entitled to severance payments in the amount of his base salary for period from the Effective Date of Termination until the end of the Term (the “Severance Pay”). Severance Pay shall become payable only if, and Severance Pay is expressly conditioned upon, the Executive delivering to the Company and not revoking within the revocation period (as defined therein) a general release of all claims in a form to be provided by and acceptable to the Company. Such general release shall be executed and delivered to the Company within twenty-one (21) days following the Effective Date of Termination or longer period as required by applicable law. Failure to timely execute and return such general release, without revocation, shall be a waiver of Executive’s right to Severance Pay. Severance Pay will not begin until the first regular payroll date following the end of the revocation period (assuming Executive does not revoke the general release of all claims). For purposes of Section 2.1, the “Effective Date of the Termination” shall mean the date set forth in the Company’s or Executive’s notice of termination.

2.1.1            Definition of Good Reason. “Good Reason” shall mean, without the Executive’s consent, (i) the Company’s material breach of this Agreement, including its terms relating to compensation; or (ii) a material diminution of the Executive’s title, authority and responsibilities as described in this Agreement. Notwithstanding the foregoing, it shall not constitute Good Reason if any of Executive’s job duties are temporarily performed by another Person or Persons during any period in which Executive is absent because of a physical or mental illness or injury (but prior to any time in which Executive is determined to be Permanently Disabled, as defined herein); provided further that the Executive may not resign the Executive’s employment for Good Reason unless (A) within thirty (30) days following the occurrence of the event constituting Good Reason, the Executive has provided the Company with prior written notice of the Executive’s intent to resign for Good Reason and has set forth in reasonable detail the conduct that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relies and (B) the Company does not cure the conduct that constitutes Good Reason within thirty (30) days after receipt of such notice.

2.2           Termination Upon Death or Disability. This Agreement and Executive’s employment by the Company is terminated upon the death or “Disability” of Executive. For purposes of Section 2.2, the “Effective Date of the Termination” shall mean the date of death or the 90th consecutive day of Disability or the 120th non-consecutive day of Disability.

2.2.1            Definition of Disability. Executive’s Disability means the Executive’s inability to perform the essential functions of Executive’s duties to the Company by reason of Executive’s illness or injury, which inability has continued for a period of ninety (90) consecutive days or one hundred twenty (120) non-consecutive days in any twelve (12) month period.

2.2.2            Effect of Death or Disability. Upon the death or Disability of Executive at any time during the term of this Agreement Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall have no right to receive any compensation or benefits under this Agreement on and after the Effective Date of the Termination (as defined above) other than (i) Salary and commissions earned and unpaid under this Agreement prior to the Effective Date of the Termination, and (ii) reimbursement for expenses incurred but not paid prior to the Effective Date of the Termination; and (iii) any other benefits and incentives in which Executive is 100% full vested. Additionally, this Agreement shall terminate upon the Effective Date of the Termination and Executive shall have no further rights hereunder.

2.3            Termination For Cause. The Company may terminate the employment of Executive and this Agreement immediately for Cause.

2.3.1            Definition of Cause. For purposes of this Agreement, "Cause" shall mean: (i) Executive's neglect of his duties hereunder or misconduct or negligence in the performance of any such duty; (ii) dishonesty or intentional conduct on the part of Executive that is damaging or detrimental to the Company in any material respect; (iii) the material violation of the Company’s policies; (iv) the embezzlement or misappropriation by Executive of the Company's assets (whether tangible or intangible); (v) subject to limits imposed by applicable law, the conviction of, plea of nolo contendere or a guilty plea by, Executive as to a crime classified as a felony under any State or Federal law, or as to any crime (felony or misdemeanor) involving dishonesty, fraud, misappropriation of money or moral turpitude; (vi) the determination by the Company, after reasonable investigation, that Executive has harassed or discriminated against any person on the basis of race, color, creed, religion, gender, sexual preferences, age, marital status, disability or other protected class in violation of any federal, state, or municipal law or regulation; (vii) the breach by Executive of any of his representations or obligations under this Agreement, or (viii) the breach by Executive of the restrictions contained in Section 4 below.

2.3.2            Effect of Termination for Cause. If the Company terminates the employment of Executive for Cause, (i) Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section) other than (A) Salary earned and unpaid under this Agreement prior to the Effective Date of the Termination, and (B) reimbursement for expenses incurred but not paid prior to the Effective Date of the Termination; and (C) any other benefits and incentives in which Executive is 100% vested; and (ii) this Agreement shall terminate upon the Effective Date of the Termination and Executive shall have no further rights hereunder. For purposes of Section 2.3, the “Effective Date of the Termination” shall mean the date on which a notice of termination is given by the Company or any later date set forth in such notice of termination.

3.            Base Salary and Benefits; Annual Bonus and Stock Award Plan; Expense Reimbursement:

3.1            Salary. From January 1, 2025 through December 31, 2025, Executive shall receive an annual base salary (“Base Salary”) at the rate of $180,000 per annum, payable in accordance with payroll practices applicable to similarly situated executives of the Company, for all services rendered under this Agreement. Beginning January 1, 2026, for all services rendered under this Agreement, Executive shall receive a Base Salary at a rate of $240,000 per annum, payable in accordance with payroll practices applicable to similarly situated executives of the Company.

3.2            Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

3.3            Benefits. During the Term, Executive shall be entitled to participate in the benefit plans and programs commensurate with Executive’s position that are provided by the Company from time to time for comparable executives generally, subject to the terms and conditions of such plans. The Company may alter, modify, add to or delete from, or terminate any of its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by Executive, except that no such action shall adversely affect any previously vested rights of Executive under such plans.

3.4            Expense Reimbursement. The Company shall reimburse Executive for reasonable and properly documented business expenses incurred during the Term in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement.

3.5            Annual Bonus. From January 1, 2025 through December 31, 2025, the Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”) based on performance and achievement of Company goals and objectives as defined by the Compensation Committee after consultation with management. Beginning January 1, 2026, the Executive shall be eligible to receive the Annual Performance Bonus based on performance and achievement of Company goals and objectives as defined by the Compensation Committee. The amount of the Annual Performance Bonus, if any, shall be determined by the Compensation Committee in its sole discretion.

3.6            Stock Incentive Plan. The Executive shall be eligible to participate in the Company’s Stock Incentive Plan, as may be amended from time to time at the Company’s discretion.

4.            Covenants:

4.1            Confidential Information. Subject to Sections 5 and 6 below, during the term of this Agreement and continuing thereafter, except to the extent necessary or required in the performance of Executive’s duties hereunder and/or as permitted by law or regulation, Executive shall not directly or indirectly use, disseminate or disclose any Confidential Information of the Company for Executive’s own benefit or for the benefit of any other party. “Confidential Information” includes, but is not limited to, information expressly identified as confidential; trade secrets; intellectual property (whether or not patented or registered); investor lists and investor information; technical information or reports; brand names, trademarks, formulas; unwritten knowledge and “know-how”; operating instructions; training manuals; marketing and sales strategies; market surveys; marketing plans; business plans; financial information, revenue forecasts and profitability analyses; analyses or plans relating to the acquisition or development of businesses; research and development data; information relating to pricing, competitive strategies, and new service or product development; information relating to any forms of compensation, employee evaluations, or other personnel-related information; customer lists and details of customer contracts; supplier and manufacturer lists and details of supplier and manufacturer contracts; information concerning planned or pending acquisitions or divestitures; and related materials which are unique to the Company and used by and developed by or for the Company in the conduct or promotion of its business, which is not generally known to the industry in which the Company is or may become engaged. The definition of “Confidential Information” is intended to have the broadest meaning as permitted by law and may extend for purposes of this Agreement beyond the definition of “trade secrets” as set forth in the Defend Trade Secrets Act of 2016 or the Uniform Trade Secrets Act. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information which: (a) can be demonstrated to have been in the public domain or was publicly known or available prior to the date of the disclosure to Executive; (b) can be demonstrated in writing to have been rightfully in the possession of Executive prior to the disclosure of such information to Executive by the Company; (c) becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act of omission on the part of Executive or another party under a duty not to disclose such information; or (d) information required to be disclosed by law or pursuant to a final order of a court or arbitrator having jurisdiction thereof; provided, however, that prior to such disclosure Executive shall promptly notify the Company in writing of any such order or request to disclose and shall cooperate fully with the Company in protecting against any such disclosure by narrowing the scope of such disclosure and/or obtaining a protective order with respect to the permitted use of the Confidential Information. Executive’s obligations under this Section 4.1 shall be in addition to, not in substitution for, any common law fiduciary duties he has to the Company regarding information acquired during the course of his employment.

4.2            Confidentiality of Agreement. Except as set forth otherwise in this Agreement, Executive agrees that Executive shall not disclose the terms of this Agreement, except to Executive’s immediate family and Executive’s financial and legal advisors, as may be required by law, or as necessary to resolve a dispute concerning the terms of this Agreement.

4.3            Non-Competition. During his employment with the Company and for the one (1) year period after the termination of Executive’s employment with the Company for any reason (such period of time hereinafter referred to as the “Restricted Period”), Executive shall not directly or indirectly own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, director, officer, member manager, employee or otherwise any business that competes with the Company, without the prior written consent of the Company. Notwithstanding any other provisions of this Agreement, Executive may make a passive investment in any publicly-traded company or entity in an amount not to exceed five percent of the voting stock of any such company or entity. The Restricted Period shall be tolled during any period in which Executive is in violation of this Section 4.3.

4.4            Non-Solicitation of Customers. During his employment with the Company and for the Restricted Period, Executive shall not, without the Company’s prior express written consent, solicit, call on, do business with, or actively interfere with the Company’s relationship with, or attempt to divert or entice away, any customer of the Company with whom the Executive had material contact during his employment by the Company. “Material contact” as used above means: (a) direct or indirect contact between the Executive and the customer for the purpose of establishing, maintaining or furthering a business relationship; (b) obtaining Confidential Information about a customer in the ordinary course of business as a result of Executive’s association with the Company; and/or (c) Executive’s receipt of compensation, commissions or other earnings as a result of the sale of products and/or provision of services to the customer The Restricted Period shall be tolled during any period in which Executive is in violation of this Section 4.4.

4.5            Non-Solicitation of Employees. During his employment with the Company and for the Restricted Period, Executive shall not, without the Company’s prior express written consent, directly or indirectly, either for his own benefit or purpose or for the benefit or purpose of any person other than the Company, employ, or offer to employ, or actively interfere with the Company’s relationship with, or attempt to divert or entice away, any employee of the Company, nor shall Executive assist any other person in such activities. The Restricted Period shall be tolled during any period in which Executive is in violation of this Section 4.5.

4.6            Return of Property. Upon termination of the employment relationship for any reason, or upon written request by the Company at any other time, Executive shall return to the Company all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the Company, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while employed hereunder by the Company (including but not limited to Confidential Information).

4.7            Non-disparagement. Subject to the exceptions stated below and in Section 5 and 6, after the termination of his employment, Executive agrees to refrain from directly or indirectly interfering in any manner with the operations or management of the Company and from directly or indirectly disparaging the Company in any way, orally or in writing. “Disparage” for purposes of this section shall mean publication made without privilege of a matter that is untrue or induces others not to do business with or associate with the Company. Notwithstanding the above, nothing herein precludes Executive from providing truthful information to courts and/or governmental agencies, in connection with administrative and judicial proceedings, and/or in response to lawful process. Additionally, nothing herein precludes Executive from disclosing claims of unlawful discrimination and harassment and/or from discussing the underlying facts and circumstances of such claims.

4.8            Corporate Opportunity. During his employment with the Company and for the Restricted Period, Executive shall submit to the Company all business, commercial and investment opportunities or offers presented to Executive or which Executive becomes aware that relate to the Company’s business or that relates to opportunities in the geographic areas in which the Company has plans to do business prior and up to his termination from employment (the “Corporate Opportunities”). Further, during his employment with the Company and for the Restricted Period, Executive shall not, without the Company’s prior express written consent, accept or pursue, directly or indirectly, the Corporate Opportunities of which he became aware prior to his termination of employment on his own behalf or on behalf of others. The Restricted Period shall be tolled during any period in which Executive is in violation of this Section 4.8.

4.9            Intellectual Property. Executive agrees to transfer, convey and assign and hereby transfers, conveys and assigns to the Company all of the Executive’s right, title and interest in and to all inventions, improvements, discoveries, formulas, processes, systems of organization, management procedures, software or computer applications (hereinafter, collectively, “Intellectual Property”) made or conceived by him either solely or jointly with others while in the employ of the Company, whether or not perfected during his period of employment and which shall be within the existing or contemplated scope of the Company’s business during his employment. Executive will assist the Company and its nominees in every way at the Company’s expense in obtaining patents for such Intellectual Property as may be patentable in any and all countries and Executive will execute all papers the Company may desire and assignments thereof to the Company or its nominees and said Intellectual Property shall be and remain the property of the Company and its nominees, if any, whether patented or not or assigned or not. The Executive shall not (either during the continuance of his employment by the Company or at any time thereafter) disclose any of such Intellectual Property to any person, firm or company or use any such Intellectual Property for his own purposes or for any purposes other than those of the Company.

4.10          Survival of Covenants. In the event of a termination of this Agreement, the covenants and agreements contained in this Section 4 shall survive, shall continue thereafter, and shall not expire unless and except as expressly set forth in this Section.

4.11          Reasonableness of Limitations.

  4.11.1            The Executive acknowledges, warrants, represents and agrees that the restrictive covenants and remedies contained in Section 4 are necessary for the protection of the legitimate business interest of the Company and are reasonable in scope and content.

  4.11.2            The Executive acknowledges that the territorial, time and other limitations of this Agreement are reasonable and properly required for adequate protection of the business and affairs of the Company, and, in the event that any such territorial, time or other limitation is found to be unreasonable by a court or arbitrator of competent jurisdiction, the Executive agrees and submits to the reduction of any said territorial, time or other limitation, or all of them, to such an area, period or otherwise as such court or arbitrator may determine to be reasonable, as if originally executed in that form by the parties hereto.

4.12          Remedies.

 4.12.1            Without intending to limit the remedies available to the Company, Executive acknowledges that breach of any of the covenants contained in this Agreement may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach, or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or preliminary or permanent injunction restraining Executive and any third party from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce the covenants in this Agreement.

4.12.2            Executive hereby agrees and consents that such injunctive relief may be sought ex parte in any state or federal court of record in the State of Delaware, or in the state and county in which such violation may occur, or in any other court having jurisdiction, at the election of the Company.

4.12.3            Executive hereby waives any right he may have to require the Company to post a bond or other security with respect to obtaining or continuing any such injunction or temporary restraining order.

5.            Notice of DTSA Immunities.

5.1            Executive acknowledges notice of the immunity provisions of the Defend Trade Secrets Act of 2016, which provide that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret (as defined by applicable law) that (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.2            Executive acknowledges notice of the anti-retaliation provision of the Defend Trade Secrets Act of 2016, which provides that an individual who files a lawsuit alleging retaliation by an employer for reporting a suspected violation of law may disclose the trade secret (as defined by applicable law) to the attorney of the individual and use the trade secret information in the court proceeding if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

6.            Whistleblower Protection. Nothing in this Agreement prevents Executive from reporting conduct to, providing truthful information to, cooperating with, filing a charge or complaint with and/or participating in any investigation or proceeding conducted or initiated by the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, Occupational Safety and Health Administration, and/or any other federal, state or local agency or self-regulatory organization charged with enforcement of any laws; provided, however, that Executive agrees not to disclose confidential information that is subject to a legal privilege of the Company, including but not limited to the attorney-client privilege and attorney work product protection.

7.            Section 409A: The compensation and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement will be interpreted in a manner consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from or comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive or any beneficiary on account of non-compliance with Section 409A. References to “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with or qualify for an exception from Section 409A, the date that Executive first incurs a “separation from service” within the meaning of Section 409A.

8.            Miscellaneous:

8.1            Governing Law. This Agreement shall be in all respects governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles. Each party shall bear its own costs and expenses (including their respective attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement. However, in any action for injunctive relief to enforce the provisions of Section 4, the prevailing party shall be entitled to reimbursement from the other party for its expenses and reasonable attorneys’ fees associated with the action, in addition to any other relief to which such prevailing party may be entitled.

8.2            Notice. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to Executive at the most recent address listed in the Company records and to the Company at the following address (or at such other address for a party as shall be specified by like notice):

If to the Company:	Elauwit Connection, Inc.
109 East 17th Street
Cheyenne, WY 82001
Attn. Executive Chairman

8.3            Invalidity or Unenforceability. Whenever possible, this Agreement and each provision, paragraph, subparagraph and any other portion hereof shall be interpreted in such manner as to be legally effective, valid and enforceable, but if this Agreement is adjudged by a court of competent jurisdiction to be void or unenforceable, in whole or in part, for any reason whatsoever, then any such portion of this Agreement adjudged to be unenforceable shall be severed, but only to the extent necessary to make this Agreement enforceable. However, if any court or arbitrator of competent jurisdiction determines that any provision of Section 4 hereof is void, unenforceable or invalid, in whole or in part, for any reason whatsoever, any such portion of the Agreement adjudged to be void, unenforceable or invalid shall be reformed by the court, arbitrator or by written agreement of the parties to make enforceable the otherwise unenforceable portion of the Agreement where and to the extent that reformation in lieu of partial or total invalidation and severance would more fully effect the parties’ intent, insofar as enforceable, as expressed herein. No total or partial severance or reformation effected pursuant to this section shall affect the validity of the remainder of the Agreement, including the validity of any other provision, paragraph, subparagraph or any other portion of the Agreement, and the Agreement, as severed or reformed, shall be fully enforceable as if it constituted the original Agreement of the parties as stated herein.

8.4            Modification. Waiver, and Assignment.

8.4.1            This Agreement shall not be modified, amended, waived or discharged except by an instrument in writing signed by the parties hereto.

8.4.2            The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

8.4.3            This Agreement and all of its terms and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, including but not limited to any corporation or other entity with or into which the Company is merged or consolidated or any other successor of the Company. Executive agrees that he will not and may not assign, transfer or convey, pledge or encumber this Agreement or his right, title or interest therein, or his power to execute the same or any monies due or to become due hereunder, this Agreement being intended to secure the personal services of Executive, and the Company shall not recognize any such assignment, transfer, conveyance, pledge or encumbrance.

8.5            Entire Agreement. This Agreement, including any attachments hereto, constitutes the full and entire understanding between the parties regarding the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, or warranties regarding Executive’s employment by the Company, whether written or oral.

8.6            Interpretation. The parties acknowledge that each party and their respective counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto.

8.7            Waiver. Any failure of a party to enforce its rights under any provision of this Agreement shall not be construed or act as a waiver of said party’s right to enforce any of the provisions contained herein.

8.8            Headings. The captions and headings contained herein are solely for convenience or reference, do not constitute part of this Agreement, and shall not affect the construction of any terms of this Agreement.

8.9            Non-Impairment Of Common Law. Nothing in this Agreement shall abrogate or reduce any duties or obligations Executive has to the Company under statutory or common law, including fiduciary duties, the duty of undivided loyalty to the Company, and the duty not to engage in tortuous interference with the Company’s actual or prospective business relationships.

8.10          Opportunity to Review. Executive acknowledges that he has completely read and fully understands each of the terms and provisions of this Agreement and that he has executed this Agreement based on his own judgment, of his own free will, and without reliance upon any statement or representation of others not specifically set forth in writing or specifically referred to in the Agreement. Executive further acknowledges that he has been provided with the opportunity to review this Agreement with counsel of his own choosing at his own expense prior to executing the same.

8.11          Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ELAUWIT CONNECTION, INC.

By:	/s/ Daniel McDonough, Jr.
Name:	Daniel McDonough, Jr.
Title:	Executive Chairman

EXECUTIVE

/s/ Barry Rubens
By: Barry Rubens